Exhibit 5.1

Skadden, Arps, Slate, Meagher & Flom llp

2000 AVENUE OF THE STARS

LOS ANGELES, CA 90067-4704

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January 20, 2026

The Kraft Heinz Company
One PPG Place
Pittsburgh, Pennsylvania 15222

Re:       The Kraft Heinz Company—Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special United States counsel to The Kraft Heinz Company, a Delaware corporation (the “Company”), in connection with the resale by Berkshire Hathaway Inc. (the “Selling Stockholder”) of up to 325,442,152 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Shares were issued to the Selling Stockholder pursuant to the Subscription Agreement, dated as of June 30, 2015 (the “Purchase Agreement”), by and between the Company and the Selling Stockholder.

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinion stated herein, we have examined and relied upon the following:

(a)            the registration statement on Form S-3ASR (File No. 333-284906) of the Company relating to the Common Stock and other securities of the Company filed on February 13, 2025 with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed or continuous offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

The Kraft Heinz Company

January 20, 2026

(b)            the prospectus, dated February 13, 2025 (the “Base Prospectus”), which forms a part of and is included in the Registration Statement;

(c)            the prospectus supplement, dated January 20, 2026 (together with the Base Prospectus, the “Prospectus”), relating to the resale of the Shares, in the form filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations;

(d)            an executed copy of the Purchase Agreement;

(e)            an executed copy of a certificate of Heidi Miller, Corporate Secretary and Deputy General Counsel, Corporate Governance and Securities, of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f)            a copy of the Company’s (i) Amended and Restated Certificate of Incorporation, as in effect from June 7, 2013 to July 2, 2015, and (ii) Second Amended and Restated Certificate of Incorporation, as in effect since July 2, 2015, certified by the Secretary of State of the State of Delaware as of January 20, 2026, and each certified pursuant to the Secretary’s Certificate (the “Certificate of Incorporation”);

(g)            a copy of the Company’s Amended and Restated Bylaws (i) in effect from June 7, 2013 to July 2, 2015, (ii) in effect from July 2, 2015 to November 3, 2022 and (iii) in effect since November 3, 2022 and as of the date hereof, each certified pursuant to the Secretary’s Certificate (the “Bylaws”); and

(h)            copies of certain resolutions of the Board of Directors of the Company, adopted on June 29, 2015 and November 16, 2021, each certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholder and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company, the Selling Stockholder and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth below, we have assumed that (i) the Company received the consideration for the Shares set forth in the Purchase Agreement and the applicable board resolutions and (ii) the issuance of the Shares has been registered in the Company’s share registry. As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholder and others and of public officials, including the facts and conclusions set forth in the Certificate of Incorporation and the Secretary’s Certificate and the factual representations and warranties set forth in the Purchase Agreement.

The Kraft Heinz Company

January 20, 2026

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

As used herein, “Organizational Documents” means those documents listed in paragraphs (f)(ii) and (g)(iii) above.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that the Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

In addition, in rendering the foregoing opinion we have assumed that:

(a)            the Company’s issuance of the Shares did not (i) except to the extent expressly stated in the opinion contained herein, violate any statute to which the Company or such issuance is subject, or (ii) constitute a violation of, or a breach under, or require the consent or approval of any other person under, any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Organizational Documents or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement or the Company’s Annual Report on Form 10-K for the year ended December 28, 2024), although we have assumed compliance with any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company contained in such agreements or instruments); and

(b)            the Company’s authorized capital stock is as set forth in the Certificate of Incorporation, and we have relied solely on the certified copy thereof issued by the Secretary of State of the State of Delaware and have not made any other inquiries or investigations.

This opinion letter shall be interpreted in accordance with customary practice of United States lawyers who regularly give opinions in transactions of this type.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Company’s Current Report on Form 8-K being filed on the date hereof and incorporated by reference into the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP